Exhibit 10.7

STOCK OPTION AGREEMENT

(Ratable Exercisability in Thirds)

MetLife, Inc. confirms that, on [grant date] (the “Grant Date”), it granted you, [name], [number] Stock Options (your “Stock Options”). Your Stock Options are subject to the terms and conditions of this Stock Option Agreement (this “Agreement”) and the MetLife, Inc. 2015 Stock and Incentive Compensation Plan (the “Plan”).

1. Standard Exercise Terms.

(a) Each Stock Option entitles you to purchase one Share for $[closing price on date of grant] per Share, the Closing Price on the Grant Date (the “Exercise Price”).

(b) Except as provided in Sections 2, 3, and 14, one-third (1/3) of your Stock Options will become exercisable on each of the first, second and third anniversaries of the Grant Date, and you may exercise your Stock Options until the close of business on [day prior to the tenth (10th) anniversary of the Grant Date] (the “Standard Terms”). Neither this date, nor any other deadline for exercise of your Stock Options under this Agreement, will be extended regardless of whether you are unable to exercise your Stock Options on that date because it is not a business day, due to trading limitations, or otherwise.

(c) You may exercise any of your Stock Options that have become exercisable by notifying the Company, using procedures that will be established for this purpose, and paying for the Shares at the time you exercise your Stock Options. You may exercise your Stock Options only if the price of Shares is greater than the Exercise Price. Any exercisable Stock Options that you fail to exercise within the applicable period for exercise will be forfeited.

(d) You may pay the Exercise Price in a form specified by the Committee. The value paid must have a value as of the date tendered that is at least equal to the Exercise Price, using a valuation method determined by the Committee.

(e) You must exercise your Stock Options in accordance with the Company’s insider trading policy and any applicable pre-trading clearance procedures. Your exercise of Stock Options or sale of Shares may be prohibited at certain times, or delayed, due to Share trading volume limitations imposed by the Company. The issuance of Shares pursuant to your Stock Options is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. No Shares will be issued upon exercise of any of your Stock Options if that issuance or exercise would result in a violation of applicable law, including the federal securities laws and any applicable state or foreign securities laws.

(f) The number of Shares issuable upon exercise of your Stock Options shall be reduced to the nearest whole Share. If you retain some or all of the Shares after you exercise your Stock Options, you will receive evidence of ownership of those Shares.

2. Change of Status. The terms of this Section 2 describe how various events affect your then-unexercised Stock Options, subject to Section 14. For purposes of this Section 2, your transfer between the Company and an Affiliate, or among Affiliates, will not be a termination of employment, but any other termination of employment with the Company or any of its Affiliates

(including the end of your employer’s status as an Affiliate) will be a termination of employment. The terms of this Section 2 shall apply as provided, except as otherwise determined by the Committee.

(a) Long-Term Disability. In the event you qualify for long-term disability benefits under a plan or arrangement offered by the Company or an Affiliate for its Employees, or under another plan or arrangement designated for this purpose by the Committee, then (subject to Section 2(g)) the Standard Terms will continue to apply to your Stock Options. Once this Section 2(a) applies, then none of Sections 2(b), (c) or (f) will apply to your Stock Options, even if you subsequently return to active service.

(b) Death. In the event that your employment with the Company or an Affiliate terminates due to your death, all of your Stock Options will be immediately exercisable and will remain exercisable through the end of the period provided by the Standard Terms.

(c) Post-Employment Award Continuation.

(1) If your employment with the Company or an Affiliate terminates (other than for Cause) on or after your Rule of 65 Date, then (subject to Section 2(g)), the Standard Terms will continue to apply to your Stock Options; provided that, if the Committee finds that, any time prior to your exercise of each of your Stock Options, you have made statements that damage, disparage, or otherwise diminish the reputation or business of the Company. any of its Affiliates, or of any their respective employees, officers, directors, products, or services, with the exception of truthful statements that are compelled by law or otherwise authorized pursuant to legal or administrative processes, your Stock Options shall be forfeited.

(2) For this purpose:

(a) the “Rule of 65 Date” means the date that the sum of your total completed years of age plus total Service is equal to or greater than sixty-five (65), so long as your Service is equal to or greater than five (5); and

(b) “Service” means the aggregate number of completed years of employment with the Company and its Affiliates (solely during your employer’s status as an Affiliate), as conclusively determined by the Company without regard to any later determinations or findings regarding your employment status by any third party.

(d) Reserved.

(e) Termination for Cause. In the event that your employment with the Company or an Affiliate terminates for Cause, all of your Stock Options will be forfeited immediately.

(f) Other Termination of Employment. If none of Sections 2(a) through (e) applies, then:

(1) your Stock Options that are exercisable as of the date of termination will remain exercisable until the close of business on the 30th day after the date of the termination of your employment or until they would expire under the Standard Terms, whichever period is shorter; and

(2) all of your Stock Options that are not exercisable at the date of termination of your employment with the Company or an Affiliate will be forfeited immediately upon your termination of employment.

(g) Forfeiture Under Conditions Potentially Covered by Code Section 457A.

(1) Unless the Committee determines otherwise, this Section 12(g) will apply to the extent that:

(a) Sections 2(a) or (c) apply to your Stock Options;

(b) the Company determines that you provided services to the Company or an Affiliate through an entity that would be deemed to be a “nonqualified entity” under Code Section 457A for any portion from the Grant Date to the date your Stock Options became exercisable (such period, the “457A Period”); and

(c) the Company determines that Code Section 457A potentially applies to your Stock Options.

(2) To the extent that this Section 12(g) applies to your Stock Options:

(a) the pro rata portion of your outstanding Stock Options represented by the 457A Period as a portion of the period from the Grant Date to the date your Stock Options became exercisable (the “457A Portion”) will be forfeited upon your termination of employment, unless the Company or an Affiliate offers you the opportunity to certify that you were not, during any portion of the period from the Grant Date to the date your Stock Options become exercisable, subject to income tax by the United States of America (the “United States”) and you so certify; and

(b) your Stock Options, other than the 457A Portion, will be subject to Sections 2(a) or (c) as otherwise applicable.

3. Change of Control.

(a) The terms of this Section 3 describe how a Change of Control will affect your then-unexercised Stock Options. If a Change of Control occurs prior to any of the events described in Section 2, or subsequent to the events described in Section 2(a) or (c), this Section 3 will supersede the terms of Section 2. If any of the events described in Section 2(b), (e), or (f) occurs prior to a Change of Control, the terms of Section 2(b), (e), or (f) will supersede the terms of this Section 3. Except as provided in Section 3(b) and 3(c), and unless otherwise prohibited under law or by applicable rules of a national security exchange, if a Change of Control occurs:

(1) all of your Stock Options that have not yet become exercisable will become exercisable immediately regardless of the applicable exercise schedule; and

(2) notwithstanding any provisions of Section 2 to the contrary, if your employment with the Company or any Affiliate terminates without Cause before the first anniversary of the Change of Control, your Stock Options will remain exercisable until the earlier of: (a) their expiration under the Standard Terms; or (b) the first anniversary of the termination of your employment. For purposes of this Section 3(a)(2), your transfer between the Company and an Affiliate, or among Affiliates, will not be a termination of employment.

(b) Notwithstanding Section 3(a), the Committee may elect to redeem your Stock Options for a cash payment equal to the Change of Control Price less the Exercise Price, multiplied by the number of exercisable Stock Options that you have not yet exercised.

(c) The terms of Sections 3(a) and (b) will not apply to your Stock Options if the Committee reasonably determines in good faith, prior to the Change of Control, that you have been granted an Alternative Award for your Stock Options pursuant to Section 15.2 of the Plan.

(d) To the extent Section 3(a) or (b) apply to your Stock Options, the terms of Section 2(g), except for Section 2(g)(2)(b), shall apply to your Stock Options or any payment made to you to redeem your Stock Options, provided, however, that the Company or an Affiliate shall offer you the opportunity to certify as described in Section 2(g)(2)(a). To the extent that Section 3(c) applies to your Stock Options, the Alternative Award you are granted shall substantially replicate the terms of Section 2(g), except for Section 2(g)(2)(b), provided, however, that the Company or an Affiliate shall be required to offer you the opportunity to certify as described in Section 2(g)(2)(a).

4. Nontransferability of Awards. Except as provided in Section 5 or otherwise permitted by the Committee, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Stock Options, and all rights with respect to your Stock Options are exercisable during your lifetime only by you.

5. Beneficiary Designation. To the extent permitted by the Committee, you may name one or more beneficiaries who may then exercise any right under this Agreement in the event of your death. Each beneficiary designation for such purpose will revoke all such prior designations. Beneficiary designations must be properly completed on a form prescribed by the Committee and must be filed with the Company during your lifetime. If you have not designated a beneficiary, your rights under this Agreement will pass to and may be exercised by your estate.

6. Tax Withholding. The Company or an Affiliate may withhold amounts it determines are necessary to satisfy tax withhold responsibilities by withholding amounts from payment made under this Agreement, or from other payments due to you to the extent permissible under law, an amount sufficient to satisfy the minimum statutory United States, state, local or other applicable tax withholding requirements. The Company will defer payment of cash or the issuance of Shares until this requirement is satisfied. The Company may satisfy this requirement by withholding Shares otherwise issuable based on a value per Share determined by the Company in its discretion.

7. Adjustments. The Committee will make appropriate adjustments in the terms and conditions of your Stock Options as provided in Section 4.2 of the Plan, and may make adjustments in the terms and conditions of your Stock Options as provided in Section 16.2 of the Plan. The Committee’s determinations in this regard will be conclusive.

8. Timing of Payment. Shares will be paid to you upon your exercise of any of your Stock Options.

9. Closing Price. For purpose of this Agreement, “Closing Price” will mean the closing price of a Share as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Shares are quoted at the relevant time), or in the event that there are no Share transactions reported on such tape or other system on the applicable date, the closing price on the immediately preceding date on which Share transactions were reported. Closing Price shall constitute “Fair Market Value” under the Plan for all purposes related to your Stock Options.

10. No Guarantee of Employment. This Agreement is not a contract of employment and it is not a guarantee of employment for life or any period of time. Nothing in this Agreement interferes with or limits in any way the right of the Company or an Affiliate to terminate your employment at any time. This Agreement does not give you any right to continue in the employ of the Company or an Affiliate.

11. Governing Law; Choice of Forum. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. Any action to enforce this Agreement or any action otherwise regarding this Agreement must be brought in a court in the State of New York, to which jurisdiction the Company and you consent.

12. Miscellaneous.

(a) For purposes of this Agreement, “Committee” includes any direct or indirect delegate of the Committee as defined in the Plan and (unless otherwise indicated) the word “Section” refers to a Section in this Agreement. Any other capitalized word used in this Agreement and not defined in this Agreement, including each form of that word, is defined in the Plan.

(b) Any determination or interpretation by the Committee pursuant to this Agreement will be final and conclusive. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan control. This Agreement and the Plan represent the entire agreement between you and the Company, and you and all Affiliates, regarding your Stock Options. No promises, terms, or agreements of any kind regarding your Stock Options that are not set forth, or referred to, in this Agreement or in the Plan are part of this Agreement. In the event any provision of this Agreement is held illegal or invalid, the rest of this Agreement will remain enforceable.

(c) Your Stock Options are not Shares and do not give you the rights of a holder of Shares. You will not be credited with additional Stock Options on account of any dividend paid on Shares.

(d) The Committee may, in its discretion, settle your Stock Options in the form of cash to the extent settlement in Shares is prohibited by law or would require you or the Company to obtain the approval of any governmental and/or regulatory body. The Committee may, in its discretion, require you at any time to immediately sell Shares you acquire under this Agreement, in which case, the Company shall have the authority to issue sales instructions in relation to such Shares on your behalf. No Shares will be issued or no cash will be paid if that issuance or payment would result in a violation of applicable law, including United States securities laws and any other applicable securities laws.

(e) The issuance of Shares or payment of cash pursuant to your Stock Options is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. The Company’s grant of Stock Options to you is not intended to be a public offering of securities outside the United States, and the Company has not submitted any registration statement, prospectus, or other securities filing with authorities outside the United States, except where required by law. Your Stock Options have not been, and will not be, reviewed by or registered with any securities authorities outside the United States, including but not limited to the securities authorities of Argentina. In accordance with Circular 99 of 2001, from Chile’s Superintendence of Securities, the grant of the Stock Options hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement. As this is a private placement in Chile, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities, and the Plan is not subject to the supervision of any securities authorities in Chile. This Agreement and all other materials pertaining to your Stock Options have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to this offer. If you have any doubts about any of the contents of the materials pertaining to your Stock Options, you should obtain independent professional investment advice.

(f) You agree to repatriate all payments under this Agreement or cash attributable to Shares you acquire under this Agreement to the extent required under any applicable legal requirements, such as foreign exchange rules and regulations in your country of residence or country of employment.

(g) Your Stock Options are subject to the Company’s performance-based compensation recoupment policy in effect from time to time.

(h) Regardless of any action the Company or any Affiliate takes with respect to any or all tax withholding (including social insurance contributions and payment on account obligations, if any), you acknowledge that the ultimate liability for all such taxes is and remains your responsibility (or that of your beneficiary or estate) and that neither the Company nor any Affiliate makes any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of any of your Stock Options, including the grant or payment on account of the Stock Options, and that neither the Company nor any Affiliate commits to structure the terms of the grant of or any aspect of any Stock Options to reduce or eliminate your (or you estate’s or any heir’s) liability for such tax. You agree to take any and all actions as may be required to comply with your personal tax obligations.

(i) If you are resident and/or employed in a country that is a member of the European Union, this Agreement is intended to comply with the provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Equal Treatment Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement are invalid or unenforceable, in whole or in part, under the Equal Treatment Rules, the Committee, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

(j) You agree that this Agreement and any other documents related to the Plan or your Stock Options are to be presented to you in English, except where prohibited by law. If any such document is translated into a language other than English, the English version will control, to the extent permitted by applicable law.

(k) The collection, processing and transfer of your personal data (collectively “Data Handling”) is necessary for the Company’s administration of the Plan, this Agreement and your Stock Options, and such Data Handling shall be done consistent with applicable law, the data privacy consents, if any, signed by you, the terms of your employment contract (if any) and/or your local company’s governing policies with respect to data privacy.

(l) In accepting this Agreement, you acknowledge, to the extent allowed by law, that:

(1) the Plan and this Agreement are each established voluntarily by the Company, and that each is discretionary in nature and may be modified, suspended or terminated at any time, as provided in the Plan and this Agreement, respectively, and such change or the end of your participation in the Plan shall not constitute a change or impairment of the terms and conditions of your employment or give rise to any liability to you;

(2) the grant of your Stock Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Options, or benefits in lieu of Stock Options, even if Stock Options have been granted repeatedly in the past;

(3) all decisions with respect to future Stock Option grants, if any, will be at the discretion of the Committee, including, but not limited to, the timing of any grants, the number of Stock Options and vesting provisions;

(4) your participation in the Plan is voluntary;

(5) the Stock Options are an extraordinary item which is outside the terms and conditions of your employment and the scope of your employment contract, if any;

(6) the Stock Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(7) the Stock Option grant will not be interpreted to form an employment contract or relationship with any Affiliate or the Company, and you are not an employee of the Company;

(8) the future Closing Price of Shares is unknown and cannot be predicted with certainty;

(9) to the fullest extent permitted by law, no claim or entitlement to compensation or damages arises from termination of the Stock Options or diminution in value of the Stock Options and you irrevocably release the Company and each Affiliate from any such claim that may arise;

(10) in the event of the termination of your employment, neither your eligibility, nor any right to receive Stock Options, nor any period within which payment may be made on account of your Stock Options, if any, will be extended beyond the period specified under this Agreement by any notice period mandated under law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of the termination of your employment, your right to payment on account of your Stock Options, if any, will not be extended by any notice period mandated under law; and

(11) you have been granted Stock Options as a consequence of the commercial relationship between the Company and the Affiliate that employs you, and the Affiliate that employs you is your sole employer.

(m) The Company may impose other requirements as a condition of your Stock Options, to the extent the Committee determines, in its discretion, that such other requirements are necessary or advisable in order to comply with law or facilitate the operation or administration of this Agreement, your Stock Options, or the Plan. To the extent the Company determines in its discretion that you are required to execute any document or undertaking for this purpose, you agree to do so.

13. Amendments. The Committee has the exclusive right to amend this Agreement as long as the amendment does not adversely affect any of your previously-granted Awards in any material way (without your written consent) and is otherwise consistent with the Plan. The Company will give written notice to you (or, in the event of your death, to your beneficiary or estate) of any amendment as promptly as practicable after its adoption.

14. Post-Employment Terms Applicable to Insiders.

(a) The terms of this Section 14 shall apply if you are an Insider at any time prior to your exercise of each of your Stock Options, notwithstanding any other terms of this Agreement, other than Section 3, to the contrary. If a Change of Control occurs prior to the finding described in Section 14(b), any applicable terms of Section 3 will supersede the terms of this Section 14.

(b) If the Committee reasonably finds that, at any time prior to your exercise of each of your Stock Options, whether during your employment with the Company and its Affiliates or thereafter, you directly or indirectly owned any interest in, managed, controlled, participated in, consulted with, or rendered services, as an officer, director, employee, partner, member, consultant, independent contractor or agent, to any person or entities currently engaged in business activities which compete (or will compete based on the anticipated plans of the Company at the time of your employment termination) with the business of MetLife in the United States, United Arab Emirates, Hong Kong (Special Administrative Region of the People’s Republic of China), Argentina, United Kingdom and/or in any other country in which MetLife conducts business or has plans to conduct business during your employment or as of the date your employment terminated, then, to the maximum extent permissible by law, all of your Stock Options not yet exercised will be forfeited immediately.

(c) Notwithstanding the terms of Section 11 to the contrary, this Section 14 will be construed in accordance with and governed by the laws of the State of New York, regardless of the law that might be applied under principles of conflict of laws.

15. Agreement to Protect Corporate Property. If you have not previously executed an Agreement to Protect Corporate Property acceptable to the Company (“Property Agreement”), the grant of your Stock Options is subject to your execution of the Property Agreement provided to you by the Company with respect to this Agreement. If you do not return a signed copy of the Property Agreement then this Agreement and the Stock Options granted to you will be void. The Company may in its sole discretion allow an extension of time for you to return your signed Property Agreement.

IN WITNESS WHEREOF, MetLife, Inc. has caused this agreement to be offered to you, and you have accepted this Agreement by the electronic means made available to you.